Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-228773
December 2, 2020

THE INDUSTRY'S LEADER IN BROAD SPECTRUM CBD PRODUCTS

cbdMD


cbdMD
PREMIUM
FREEZE
1500
cbdMD
PREMIUM
FREEZE
750
cbdMD
REVIVE
300
cbdMD
PREMIUM
CBD OIL
3000 MG
cbdMD
CBD OIL
450 MG
cbdMD
PREMIUM
CBD OIL
1500 MG
cbdMD
GUMMIES
750 MG
cbdMD
CBD OIL
1500 MG
CBD OIL
CBD PM
cbdMD
RECOVER
750
cbdMD
PREMIUM
RECOVER
1500

December 2, 2020

cbdMD

MISSION STATEMENT

To enhance the overall quality of life while bringing CBD education, awareness, and accessibility to all.

QUALITY | INNOVATION | COMMITMENT | PASSION | INTEGRITY

SAFE HARBOR STATEMENT

cbdMD.com

This filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding cbdMD, Inc.'s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "hope," "intend," "may," "might," "objective," "ongoing," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled "Risk Factors" and elsewhere in the prospectus supplement filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(5) (the "prospectus supplement") on December 2, 2020 by cbdMD, Inc. to the registration statement on Form S-3, including the base prospectus (Registration No. 333-228773) (the "registration statement"). The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. cbdMD, Inc. undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the prospectus supplement titled "Cautionary Statements Regarding Forward Looking Information" for more information.

cbdMD, Inc. has filed a registration statement (including the prospectus supplement and the accompanying prospectus) for the offering of shares of its 8.0% Series A Cumulative Convertible Preferred Stock to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (Registration No. 333-228773) and other documents cbdMD, Inc. has filed with the SEC for more complete information about cbdMD, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone (877) 436-3673, or email: prospectus@think-equity.com.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related base prospectus. The information which appears on our website at www.cbdmd.com and our social media sites, including, but not limited to, Facebook and Instagram, is not part of this filing.

SUMMARY OFFERING TERMS

SECURITY:	8.0% Series A Cumulative Convertible Preferred Stock ("Series A Preferred"), NYSE American: YCBDpA
DIVIDEND RATE:	8.0%. Per annum on the $10.00 per share liquidation preference (equivalent of $0.80 per annum per share)
DIVIDEND PAYMENT RATE:	Payable monthly in arrears on the 15th day of each month to holders of record on the first calendar day of each month, when, as and if declared by our board of directors.
LIQUIDATION PREFERENCE:	$10.00 per share.
MANDATORY REDEMPTION:	Mandatory by cbdMD, Inc. upon a Change of Control of cbdMD, Inc. at $11.00 per share of Series A Preferred plus accrued but unpaid dividends.
OPTIONAL REDEMPTION:	Optional by cbdMD, Inc. at any time beginning October 16, 2023 at $10.00 per share of Series A Preferred plus accrued but unpaid dividends.
CONVERSION PRICE:	Convertible into shares of common stock at initial conversion price of $6.00 per share, subject to adjustment (the "Conversion Price"), which equals 1.667 common shares per preferred share.
OPTIONAL CONVERSION RIGHT:	Any time at holder's option.
MARKET TRIGGER CONVERSION:	At cbdMD, Inc.'s option, automatically convertible if the trading price of the common stock equals or exceeds $8.25 per share (137.5% of the Conversion Price) for at least 20 trading days in any 30 consecutive trading day period ending five days prior to the date of notice of conversion.
CONVERSION UPON CHANGE OF CONTROL:	At the holder's option at the Conversion Price upon the holder's receipt of a Change of Control notice until the trading day ending three trading days prior to the Change of Control redemption date.
VOTING RIGHTS:	None, except as may be required by NYSE American rules and applicable North Carolina law.
BOOK- RUNNING MANAGER:	ThinkEquity, a division of Fordham Financial Management, Inc.
CO-MANAGER:	The Benchmark Company LLC

The foregoing summary of the terms of the Series A Preferred is qualified in its entirety by reference to the prospectus supplement. All terms not defined herein shall have the same meaning as in the prospectus supplement. Before you invest, you should read the prospectus supplement and the base prospectus contained in the registration statement, as well as cbdMD, Inc.'s other filing with the SEC for more information about cbdMD, Inc. and the other offering of the Series A Preferred.

SAFETY & QUALITY STANDARDS

cbdMD.com



CH3
OH
H3C
H3C
OH
CH3
50ml
VOL. APROX
20

100% U.S. GROWN

Our CBD is sourced domestically from hemp grown pursuant to the 2018 Farm Bill.

HYBRID BROAD SPECTRUM MANUFACTURING PROCESS

Our innovative broad spectrum formula uses/includes one of the purest hemp extracts, containing CBD, CBG and CBN, while eliminating the presence of tetrahydrocannabinol.

THIRD PARTY TESTING

We provide third-party lab results to ensure nothing but a high quality premium CBD oil in every batch.

CERTIFICATION

- Our Charlotte, NC manufacturing facility is NSF GMP registered & NASC certification is in process.
- Obtaining the NASC certification should increase opportunities of Paw CBD acceptance and product placement in traditional retail locations.

cbdMD.com

Why Broad Spectrum?

Our innovative Broad Spectrum formula expertly uses/includes one of the purest hemp extracts, containing CBD, CBG and CBN. Not only does our Broad Spectrum redefine the industry standard for quality, it also retains no detectable THC levels while sustaining consistency with the concentration levels of wholesome cannabinoids.

cbdMD boldly blazes a brand-new trail in the industry landscape by rewriting the current, outdated principles of CBD manufacturing. And while others are easily satisfied with the way CBD production has been, cbdMD further expands its boundaries with our proprietary formula.

DIVERSE SALES PORTFOLIO


23%*
Wholesale
& Retail
77%*
E-Commerce
cbdMD.com

*Fiscal Quarter ended June 30, 2020

E-commerce sales have grown to 77% of overall sales

cbdMD.com

Sep 1, 2020 - Sep 30, 2020

MELTWATER MEDIA INTELLIGENCE

Category: Share of Voice by Reach

1. **cbdMD**
2. CBDistillery
3. CW Hemp
4. Lazarus Naturals
5. Green Roads

Category: Share of Voice by Volume

1. **cbdMD**
2. CW Hemp
3. Bluebird Naturals
4. Green Roads
5. CBDistillery

Category: Competitive Media Exposure

1. **cbdMD**
2. CW Hemp
3. CBDistillery
4. Green Roads World
5. Diamond CBD

BRIGHTFIELD GROUP

Category: Unaided Awareness

1. **cbdMD**
2. Charlotte's Web
3. CBDistillery
4. Green Roads World
5. PlusCBD Oil

Category: Product Effectiveness

1. **cbdMD**
2. CBDistillery
3. Barlean's
4. CBDFx
5. Garden of Life

Source: Meltwater Insight Report/Brightfield Group

cbdMD #1: SHARE OF VOICE BY REACH

cbdMD.com



▾10*
27%
▾10*
5%
▴6*
10%
16%
▴5*
16%
17%
▴10*
▸0

●	cbdMD	1.2B
●	CBDistillery	768M
●	CW Hemp	740M
●	Lazarus Natural	735M
●	Green Roads	445M
●	Medterra	246M
●	Hemp Bombs	189M
●	Bluebird Botanicals	188M
●	Diamond CBD	65.8M
●	Pure Kana	48.1K

Share of Voice by Reach - Sep 1, 2020 - Sep 30, 2020

* Indicates change from prior period

cbdMD #1: SHARE OF VOICE BY VOLUME



▴1*
▸0
6%
▾2*
7%
33%
▴2*
9%
9%
▾3*
12%
18%
▴8*
▴5*

●	cbdMD	919
●	CW Hemp	511
●	Bluebird Botanicals	321
●	Green Roads	252
●	CBDistillery	237
●	Hemp Bombs	299
●	Lazarus Naturals	170
●	Diamond CBD	104
●	Medterra	65
●	Pure Kana	2

Share of Voice by Volume - Sep 1, 2020 - Sep 30, 2020

* Indicates change from prior period

cbdMD SOCIAL MEDIA DOMINANCE

cbdMD.com

- cbdMD has the largest total social media reach of all CBD competitors (Instagram, Facebook, and Twitter combined)
- Nearly **17 million** Instagram impressions since the beginning of 2020
- Peak Instagram posts have reached more than **84,000** people
- Social media brought nearly **130,000** new users to cbdMD.com since the beginning of 2020


228,558
208,043
132,362
112,146
106,159
66,462
cbdMD
CBD FX
CW HEMP
PURE KANA
GREEN ROADS
MEDTERRA

As of November 27, 2020

Data source: Google Analytics, Instagram, Facebook, Twitter

cbdMD PARTNERSHIPS

cbdMD.com


SUPERIOR CBD. SUPERIOR YOU.
cbdMD

BUBBA WATSON

Team cbdMD Athlete


cbdMD
cbdMD

cbdMD BELLATOR MMA

OFFICIAL CBD PARTNER OF BELLATOR MMA


COMMIT TO YOUR HEALTH
cbdMD

cbdMD | LIFE TIME HEALTHY WAY OF LIFE

EXCLUSIVE CBD MARKETING PARTNER


cbdMD
PREMIUM
CBD OIL
1500MG

BARSTOOL SPORTS®

cbdMD.com


PAIN RELIEVING GEL
cbdMD
PREMIUM
FREEZE
750
PAIN RELIEF FROM:
BACKACHES
SORE MUSCLES
JOINT PAIN
REVIVE
300
RECOVER
750
FREEZE
1500
RECOVER
3000
CBD OIL
GUMMIES
750 MG
CBD OIL
1500 MG
CBD PM
500 MG
CBD PM
CBD OIL
7500 MG
CBD LIP BALM | 50 MG
CBD BODY BALM | 300 MG

* THC-free is defined as below the level of detection using valid scientific analytical tools.

paw cbd™


Veterinarian Formulated CBD Treats
paw cbd
Peanut Butter
CBD TREATS
150 mg
paw cbd
CALMING CHEWS
300 mg
paw cbd
CBD OIL
3000 mg
paw cbd
CBD-INFUSED
PEANUT BUTTER
300 mg
paw cbd
CBD BALM
500 mg
paw cbd
SOFT CHEWS
600 mg
paw cbd
CBD OIL
150 mg
paw cbd
SOFT CHEWS
300 mg
paw cbd
HIP+JOINT CHEWS
150 mg
paw cbd
CALMING OIL
500 mg

Unleash Your Pet's Potential.

FINANCIAL PERFORMANCE- QUARTERLY REVENUE

cbdMD.com


$5.67M
$8.0M
$9.5M
$10.14M
$9.4M
$10.6M
$11.7M*
to
$11.5M*
(estimate)
Quarter Ending March 31 2019
Quarter Ending June 30 2019
Quarter Ending Sept 30 2019
Quarter Ending Dec 31 2019
Quarter Ending March 31 2020
Quarter Ending June 30 2020
Quarter Ending Sep 30 2020

* Preliminary unaudited net revenues for the fourth quarter of fiscal 2020 have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that cbdMD, Inc.'s actual results for the period presented which will be included in our Annual Report on Form 10-K we expect to be filed with the Securities and Exchange Commission on or before December 29, 2020 will not differ from the preliminary unaudited net revenues presented herein, and such changes could be material. Undue reliance should not be placed upon the preliminary net revenues for the fourth quarter of fiscal 2020.

KEY METRICS

cbdMD.com

Common Shares	YCBD
8% Series Accumulative Convertible Preferred	YCBDpA
Exchange	NYSE American
Recent Common Price[1]	$2.67
Recent Preferred Price[1]	$8.67
Common Shares Outstanding [1,2]	52,130,870
Preferred Shares Outstanding [1]	500,000
Market Cap [1]	$139M
FY End	Sept. 30

[1] as of 11/27/2020.

[2] Excludes:

- up to 833,500 Shares of common stock issuable upon conversion of 500,000 shares of 8% Series A Cumulative Convertible Preferred stock.
- up to 10,122,208 in potential earn-out shares.
- 2,100,000 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $4.75 per share
- 347,500 shares issuable upon vesting of restricted stock awards
- 914,184 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.89 per share
- 222,605 shares reserved for future issuances under our equity compensation plan.

SHARE OWNERSHIP

Common Stock [1]


65%
Public Float
35%
Management & Insiders

BALANCE SHEET INFORMATION

All figures show in millions, US$	*June 30, 2020*
CASH	**$15.0**
WORKING CAPITAL	**$19.7**
TOTAL CURRENT ASSETS	**$24.1**
TOTAL CURRENT LIABILITIES	**$4.4**

cbdMD.com

LEADERSHIP TEAM



MARTIN A. SUMICHRAST
co-CEO
& Chairman of the Board



SCOTT COFFMAN
co-CEO, President
& Board Member



RONAN KENNEDY
Chief Financial Officer

BOARD OF DIRECTORS



BAKARI SELLERS
Attorney, political analyst CNN, former member South Carolina House of Representatives



PETER J. GHILONI
Former Chief Executive of Swisher International, Inc.



SCOTT G. STEPHEN
Current Chief Growth Officer of Guaranteed Rate Mortgage, Inc.



WILLIAM F. RAINES III
Current President of DataTech Global, LLC.

cbdMD.com

INVESTOR RELATIONS:

John Weston
john.weston@cbdMD.com
704-445-3060
ext. 1103

PUBLIC RELATIONS:

Lauren Greene
lauren.greene@cbdMD.com
843-743-9999